EXHIBIT 9.4

RINBERG-BROWN VOTING AGREEMENT

STOCKHOLDERS' AND VOTING AGREEMENT

This STOCKHOLDERS' AND VOTING AGREEMENT, effective as of the first day of November, 2005, is made by and among Zion Oil & Gas, Inc., a Delaware corporation (the "Company"), John M. Brown ("Brown") and Richard J. Rinberg (the "Stockholder).

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

"Affiliate" means, with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise).

"Agreement" means this Stockholders' and Voting Agreement, as such may be amended from time to time.

"Beneficially Own" or "Beneficial Ownership" with respect to the Shares, or any securities, means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding whether or not in writing.

"Bylaws" means the Bylaws of the Company, as such may be amended from time to time.

"Business Day" means a day of the year on which banks are not required or authorized to close in Dallas, Texas.

"Certificate of Incorporation" means the Certificate of Incorporation of the Company, as such may be amended from time to time.

"Common Stock" means the shares of common stock of the Company, par value $0.01 per share.

"Company" is defined in the preamble to this Agreement.

"DGCL" means the General Corporation Law of the State of Delaware, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Irrevocable Proxy" is defined in Section 4.03(a).

"Permitted Transfer" is defined in Section 2.02.

"Person" means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, governmental entity or other entity or organization.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means 200,000 shares of Common Stock issued and/or issuable to Stockholder or Stockholder's nominee pursuant to that certain Retention and Management Services Agreement between Stockholder and the Company dated as of the effective date hereof (the " Retention Agreement").

"Transfer" means the sale, transfer, gift, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of Stockholder's Shares, whether voluntarily or involuntarily, by operation of law, pursuant to judicial process, divorce decree, property settlement, bankruptcy or otherwise.

ARTICLE II
RESTRICTIONS ON TRANSFER OF COMMON STOCK

2.01 Restriction on Transfers. Stockholder may not Transfer all or any portion of the Shares of the Company now owned or hereafter acquired by it, except in connection with, and strictly in compliance with, the conditions of this Article II or the Retention Agreement. Any other purported disposition shall be void and ineffectual and shall not operate to transfer any interest or title to the purported transferee.

2.02 Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, a Stockholder may, at any time or from time to time, Transfer any of its Shares in one or more of the following transactions (a "Permitted Transfer"):

  Stockholder that is a natural person may Transfer any of such Stockholder's Shares to members of such Stockholder's immediate family or to a trust, partnership or other entity established for the benefit of such Stockholder or members of such Stockholder's immediate family upon such Stockholder giving written notice to the Company of such Transfer, provided that each transferee executes a joinder to this Agreement, in substantially the form of Exhibit A, agreeing to be bound as Stockholder to the terms of this Agreement;

  any other Transfer upon Stockholder giving written notice to the Company of such Transfer, provided that such transferee executes a joinder to this Agreement in substantially the form of Exhibit A, agreeing to be bound as Stockholder to the terms of this Agreement and Brown approves the Transfer in writing.

2.03 Transfer by Reason of Death or Divorce.

  In the event of the death of Stockholder, the Shares of the Stockholder may be Transferred by the executor or administrator of the estate to any heir or descendent of Stockholder upon such executor or administrator giving written notice to the Company of such event, provided that the transferee executes a joinder to this Agreement, in substantially the form of Exhibit A, agreeing to be bound as Stockholder to the terms of this Agreement.

  In the event of the division of community property of Stockholder upon divorce and such Stockholder's spouse is awarded some or all of the Shares owned by Stockholder, a Transfer of Shares to the Stockholder's spouse may be made upon written notice of such event given by Stockholder to the Company, provided that the transferee executes a joinder to this Agreement, in substantially the form of Exhibit A, agreeing to be bound as Stockholder to the terms of this Agreement.

2.04 Assumption by Transferee. Any transferee to whom Shares may be Transferred pursuant to this Agreement shall take such Shares subject to all of the terms and conditions of this Agreement and shall not be considered to have title thereto until said transferee shall have accepted and assumed the terms and conditions of this Agreement by executing a joinder agreement, in substantially the form of Exhibit A, to that effect delivered to the Company, at which time such transferee shall succeed to all rights of his transferor except as such rights may be otherwise limited by other provisions of this Agreement, the Certificate of Incorporation or the Bylaws.

2.05 Cost of Transfers. Each party shall bear its own costs of the transfer. The Company shall bear the cost of the Company's legal counsel.

ARTICLE III
LEGENDS AND FILING

3.01 Legends on Certificates.

  Stockholder acknowledges that none of the Shares have been registered under the Securities Act or registered or qualified under any state securities laws; that the provisions of Rule 144 promulgated under the Securities Act currently are not available for the public resale of the Shares; that the Shares therefore are not and will not be Transferable in the absence of a registration statement with respect to such shares or an applicable exemption from registration; and that a legend in substantially the following form will be typed or otherwise printed on the certificates representing the Shares:

  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws (collectively, "Securities Laws"). No registration or transfer of such securities will be made on the books of the Company unless such transfer is made in connection with an effective registration statement under applicable Securities Laws or pursuant to an exemption from the registration requirements of applicable Securities Laws."

  The certificates representing the Shares owned by Stockholder, whether now outstanding or hereafter to be issued during the term of this Agreement, may, at the discretion of the Company, have conspicuously endorsed upon them a legend in substantially the following form:

"These shares are subject to the provisions of that certain Stockholders' and Voting Agreement, effective as of November 1, 2005 (as the same may be amended from time to time) that provides for certain restrictions on transfer and that may subject a stockholder to certain obligations or liabilities not otherwise imposed on stockholders in other corporations. A copy of the Stockholders' and Voting Agreement is on file at the principal executive offices of the Company and shall be furnished without charge to the holder of this certificate upon the receipt by the Company of a written request therefor from the holder. No registration or transfer of such securities will be made on the books of the Company unless and until the terms of the Stockholders' and Voting Agreement have been complied with."

3.02 Termination of Certain Restrictions. Notwithstanding Section 3.01, the restrictions imposed by Section 3.01(a) and the corresponding legend requirements shall terminate as to any Share (i) when and so long as such Share shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that the Shares may be transferred without registration thereof under the Securities Act and that such legend may be removed. Whenever the restrictions imposed by Section 3.01 shall terminate as to any Share as provided in this Section 3.02, the holder thereof shall be entitled to receive from the Company, at the Company's expense, a new certificate evidencing such Shares not bearing the restrictive legend set forth in Section 3.01(a).

3.03 Filing of this Agreement. The parties hereto acknowledge and agree a copy of this Agreement shall be placed on file by the Company at its principal place of business and shall be subject to the same right of examination by any Stockholder, in person or by agent, attorney, or accountant, as are the books and records of the Company.

ARTICLE IV
VOTING

4.01 Voting Agreement. Stockholder hereby agrees that during the term of this Agreement, at any meeting of the holders of the shares of Common Stock, however called or in connection with any written consent of the holders of shares of Common Stock, Stockholder shall vote (or cause to be voted) all Shares subject to this Agreement of which he or she has Beneficial Ownership at the time of the vote as directed by Brown. Stockholder shall not enter into any agreement or understanding with any person, the effect of which would be inconsistent with the provisions of this Article IV.

4.02 Continuing Application. In the event of a Transfer by Stockholder of less than all of the Shares pursuant to Article II, the provisions of Section 4.01 shall continue to apply during the term of this Agreement to all Shares Beneficially Owned by the Stockholder.

4.03 Grant of Irrevocable Proxy.

    During the term of this Agreement, Stockholder hereby irrevocably appoints ("Irrevocable Proxy") Brown or, in his absence, Eugene Soltero or any other person who shall hereafter be designated in writing by Brown, said Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent and approval in respect of such Shares, in accordance with the provisions of this Article IV.

    Stockholder represents that any proxies heretofore given in respect of the Shares either (i) are not irrevocable and that any such proxies are hereby revoked or (ii) are being expressly terminated by mutual consent of the parties to such proxies pursuant to Section 7.10 of this Agreement.

    Stockholder hereby affirms that the Irrevocable Proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. Stockholder hereby affirms that the Irrevocable Proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms any act such proxy and attorney in fact may lawfully do or cause to be done by virtue hereof and that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the DGCL.

ARTICLE V
TERM AND ENFORCEMENT

5.01 Term. This Agreement shall expire or terminate upon the earliest of: (a) the distribution to the Stockholders of all proceeds (if any) distributable to them as the result of the cessation of business, bankruptcy, submission to receivership, or dissolution of the Company, (b) the distribution to the Stockholders of all proceeds (if any) distributable to them as the result of the sale of all or substantially all of the assets of the Company, (c) October 31, 2010, (d) upon written notice from Brown to Stockholder, or (e) as otherwise provided in the DGCL. No termination of this Agreement shall negate, limit, impair, or otherwise affect any right, remedy, obligation, or liability of any party hereto under this Agreement which matured or became applicable before such termination.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties. Stockholder severally represents and warrants to each of the other parties to this Agreement that:

  It is the record and beneficial owner of the Shares and that such Shares are owned free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements (other than this Agreement), and voting trusts, except as set forth and provided in the Retention Agreement;

  the execution, delivery and performance by the Stockholder of this Agreement does not breach any term or provision of or constitute a default under any material agreement, mortgage, deed of trust, contract or other commitment or instrument to which Stockholder is a party or by which Stockholder or its assets or properties are bound; and

  Stockholder has full power, authority and legal right to enter into this Agreement and to consummate the contemplated transactions.

ARTICLE VII
MISCELLANEOUS

7.01 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, nationally recognized overnight delivery service, telegram or facsimile transmission addressed to the address set forth below. Any party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

BROWN: 6510 Abrams Rd., Suite 300, Dallas, TX 75231

COMPANY: 6510 Abrams Rd., Suite 300, Dallas, TX 75231

RINBERG: 6510 Abrams Rd., Suite 300, Dallas, TX 75231

7.02 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES) AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN DALLAS COUNTY, TEXAS.

7.03 Specific Enforcement. Stockholder acknowledges and agrees that a violation by it of any of the provisions of this Agreement will cause irreparable damage to the Company and the other stockholders and that the Company and the other stockholders will have no adequate remedy at law for such violation. Accordingly, each party hereto agrees that the Company and the non-violating stockholders shall be entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of such provision or affirmatively compelling such offender to carry out its obligations hereunder. Such right to injunctive relief shall be cumulative and in addition to whatever remedies the Company or non-violating stockholders may have at law.

7.04 Waiver. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right. A waiver by any party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party or parties waiving such rights.

7.05 Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, the illegal, invalid, or unenforceable provision shall be limited so that it will remain in effect to the fullest extent permitted by law.

7.06 Attorneys' Fees. If any action at law or in equity is brought by any party hereto to enforce the terms and conditions of this Agreement, the party in whose favor a final judgment is entered shall be entitled, in addition to any other relief which may be awarded, to recover from the other party or parties, its reasonable attorneys' fees, together with such prevailing party's other reasonable and necessary expenses incurred in connection with such litigation.

7.07 Binding Effect and Assignment. Subject to the restrictions against Transfer contained herein, this Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. The Company shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Stockholder. The Stockholder may assign or transfer his rights under this Agreement to the extent permitted herein.

7.08 Amendment. No amendment to, or change, or discharge of, any provision of this Agreement will be valid unless it is in writing and signed by and authorized representative of the party or parties against which such amendment, change or discharge is sought to be enforced. This Agreement may be amended only by the written consent of all parties hereto.

7.9 Entire Agreement. This Agreement and the Retention Agreement represent the parties' entire agreement with respect to the subject matter of this Agreement and supersedes and replaces any prior agreement or understanding with respect to that subject matter. If there is any case in which this Agreement and the Retention Agreement are in conflict, the Retention Agreement shall prevail.

7.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.11 Further Acts. Each of the parties hereto shall perform all such further acts and execute all such additional documents as may be necessary or reasonably appropriate to effect the intent and purposes of this Agreement.

7.12 Gender and Plurals. Words denoting gender shall include the masculine, feminine and neuter. References in this Agreement to the singular number shall include the plural, and the plural number shall include the singular.

7.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.

7.15 Relationship of Parties. Nothing contained in this Agreement will be deemed to create any agency, joint venture, partnership or similar relationship between the parties to this Agreement. Nothing contained in this Agreement will be deemed to authorize either party to this Agreement to bind or obligate the other party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

BROWN COMPANY:

Zion Oil & Gas, Inc.,

/s/ John M. Brown a Delaware corporation

John M. Brown

By: /s/ E A Soltero____

Name: Eugene A. Soltero
Title: Chief Executive Officer

STOCKHOLDER:

/s/ Richard Rinberg

Richard J. Rinberg

JOINDER AND ASSUMPTION

E.S.O.P. Trust Company ("E.S.O.P. Trust"), as legal holder of the Shares (as defined in the Voting Agreement) for the benefit of Richard Rinberg pursuant to that certain Retention and Management Services Agreement between Zion Oil & Gas, Inc. and Richard Rinberg, dated as of November 1, 2005 (the "Rinberg Retention Agreement"), joins that certain Stockholders' and Voting Agreement, effective as of November 1, 2005, by and among Zion Oil & Gas, Inc., John M. Brown and Richard Rinberg (the "Voting Agreement"), a copy of which is attached hereto and, for so long as it holds any of the Shares for the benefit of Mr. Rinberg whether pursuant to the Rinberg Retention Agreement or otherwise, E.S.O.P. Trust assumes the obligations of Mr. Rinberg under the Voting Agreement and agrees to and shall act in accordance the terms of the Voting Agreement in the name and stead of Mr. Rinberg and be bound by the Voting Agreement for all purposes as if it were Mr. Rinberg.

/s/ E.S.O.P. Trust Company

E.S.O.P. Trust Company

Date: July 5, 2006